DENNY’S CORPORATION ANNOUNCES $50 MILLION ACCELERATED SHARE REPURCHASE PROGRAM

SPARTANBURG, S.C., November 9, 2015 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, announced today that the Company has entered into a variable term, capped accelerated share repurchase (ASR) agreement with Wells Fargo Bank, N.A., to repurchase $50 million of the Company’s common stock. The ASR agreement is part of the Company’s share repurchase program authorizing the repurchase of up to $100 million of common stock as originally announced on April 1, 2015. The ASR agreement will be funded primarily through the Company’s existing revolving credit facility which was recently increased to $325 million from $250 million. As of September 30, 2015, the Company had $150 million of funded debt under its existing line of credit.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “With around 28% of the system currently reflecting the Heritage image, we are still in the early innings of our brand revitalization. Our plan to accelerate our share repurchase program, in conjunction with the expansion of our credit facility, demonstrates the confidence we have in our strategies to grow the Denny’s brand. Including the $50 million ASR program, our cumulative share repurchases will exceed $200 million since beginning the program in November 2010 with over $100 million repurchased in 2015 alone. Going forward, we will continue to balance the allocation of our free cash flow between reinvestment in the brand and our company restaurants, and returning value to our shareholders through our ongoing share repurchase program.”

The total aggregate number of shares of Company common stock to be repurchased pursuant to the ASR agreement will be based generally on the average of the daily volume-weighted average prices of the Company’s common stock, less a fixed discount, over the term of the ASR agreement, subject to a minimum number of shares. The ASR agreement is expected to be completed no later than July 2016, although the completion date may be accelerated or, under certain circumstances, extended, at Wells Fargo’s option.

About Denny’s Corporation

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 30, 2015, Denny’s had 1,700 franchised, licensed, and company restaurants around the world with combined sales of $2.7 billion including 109 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile, New Zealand and Dubai, and 161 company operated restaurants in the United States. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Kristina Jorge, ICR
646-277-1226